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                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              THREE MONTHS ENDED            NINE  MONTHS ENDED
                                                                 SEPTEMBER 30,                 SEPTEMBER 30,
                                                             1996           1995           1996           1995
                                                            -------------------------------------------------------
PRIMARY:
Weighted average common shares outstanding for the
  period..................................................   19,836,114     3,789,136      19,367,646     3,182,028
Weighted average shares from assumed conversion of
   preferred stock........................................                 11,116,918                    11,116,918
Common equivalent shares from restricted stock subject
   to repurchase..........................................      337,768       558,860         421,512       478,422
Common equivalent shares pursuant to Staff Accounting
   Bulletin No. 83........................................                  1,128,822                     1,128,822
Common equivalent shares assuming conversion of stock
  options and warrants under the treasury stock method....    1,546,582       608,428       1,566,244       638,979
                                                            -----------   -----------     -----------   -----------
Shares used in computing per share amounts................   21,720,464    17,202,164      21,355,402    16,545,169
                                                            ===========   ===========     ===========   ===========
Net income................................................  $     3,169   $        12     $     5,299   $       890
                                                            ===========   ===========     ===========   ===========
Net income per share......................................  $       .15   $      .001     $       .25   $       .05
                                                            ===========   ===========     ===========   ===========
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